Exhibit 10.1

        February 7, 2002

Mr. John Mclaughlin

Dear John,

        I am very excited about your taking the position of Group President, North America, of TMP Worldwide Inc. ("TMPW"), reporting to me in my role of President of TMPW. The following confirms the details:

          1. BASE SALARY. During your employment, you will be paid a base salary of $475,000. Your base salary will be reviewed on an annual basis.

          2. BONUS. During your employment, you will be entitled to participate in the senior management bonus plan as it may be amended from time to time. For calendar 2002 the bonus plan as applied to you has a target maximum bonus of 100% of the base salary earned by you as Group President, North America, subject to satisfaction of EPS and other targets.

          3. START DATE. You agree that you will commence your duties as Group President, North America, on February 20, 2002.

          4. OPTIONS. No later than March 30, 2002 we will grant to you options to purchase 125,000 shares of TMPW Common Stock. The foregoing options will in all respects be subject to TMPW's standard option agreement and have an exercise price equal to the closing price on date of grant, except that in the event of any Change in Control (as defined in option agreement) these options (as well as any other options that may be granted to you by TMPW from time to time after the date hereof) shall automatically and immediately become fully vested and exercisable for the balance of the ten year term provided by the applicable stock option agreement, subject, however, to limitations dealing with "parachute payments" under 280G of the Internal Revenue Code to be set forth in the option agreements.

          5. BENEFITS. You will be eligible for medical, dental, disability, 401k, life insurance and other benefit plans as such plans are amended from time to time on the same basis as other senior management. You will be entitled to 4 weeks vacation per year (prorated for periods of less than a year) and will also be able to utilize a car service for your commute to work.

          6. SEVERANCE. If your employment with TMPW is terminated by TMPW for any reason other than Cause, then subject to the terms hereof you shall be entitled to (i) receive severance equal to one year's salary, payable in semi-monthly installments over one year, and (ii) participation in TMPW's medical and dental plans for three months after termination of employment. It is understood that the foregoing obligation is expressly conditioned on your signing, delivering and not exercising any right to revoke a separation agreement and general release in TMPW's then standard format. "Cause" shall mean the occurrence of any one or more of the following events: (i) your willful failure or gross negligence in performance of your duties or compliance with the reasonable directions of the President that remains unremedied for a period of twenty (20) days after the President has given written notice specifying in reasonable detail your failure to perform such duties or comply with such directions; (ii) your failure to comply with a material employment policy of TMPW that remains unremedied for a period of twenty (20) days after the President has given written notice to you specifying in reasonable detail your failure to comply; or (iii) your commission of (a) a felony, (b) criminal dishonesty, (c) any crime involving moral turpitude or (d) fraud.

          7. REPRESENTATION. You represent that you are free to enter into this employment arrangement and that you are not bound by any restrictive covenants or similar provisions restricting the performance of your duties hereunder.

          8. GENERAL. This agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous arrangements or letters relating thereto, (ii) may be signed in counterparts, (iii) shall be governed by the laws of the state of New York (other than the conflicts of laws provisions thereof) and (iv) may not amended, terminated or waived orally. Please understand that while it is our hope that our relationship will be a long one, your employment will be on an "at will" basis. Nothing in this letter should be construed as creating any other type of employment relationship.

        Please sign and return an enclosed copy of this letter to me. If you have any questions, or if there is anything I have overlooked, please do not hesitate to call me.

With best regards,
Sincerely,
TMP Worldwide Inc.
By:	/s/ JIM TREACY
Jim Treacy President and Chief Operating Officer
Accepted and Agreed:
/s/ JOHN MCLAUGHLIN
John Mclaughlin
Dated: 26 March 2002